Exhibit 99.1

LIPOCINE ADOPTS STOCKHOLDER RIGHTS PLAN

SALT LAKE CITY (November 13, 2015) – Lipocine Inc. (NASDAQ Capital Markets: LPCN), a specialty pharmaceutical company, today announced that on November 12, 2015 its board of directors adopted a stockholder rights plan designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquiror from gaining control of without offering a fair price to all of the its stockholders.

The plan, similar to plans adopted by many other companies, was not adopted in response to any current hostile takeover attempt.

“The rights plan is designed to ensure that our stockholders realize the long-term value of their investment in the company and is similar to those adopted by many other companies,” commented Lipocine Chief Executive Officer Mahesh V. Patel. “The plan will not prevent a takeover attempt, but should encourage anyone seeking to acquire the company to negotiate fair value directly with the board of directors.”

Under the terms of the rights plan, preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Lipocine’s common stock held by stockholders of record as of the close of business on November 30, 2015. The plan would be triggered if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock other than pursuant to a board-approved tender or exchange offer or commences, or publicly announces an intention to commence, a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company’s common stock.

Details of the stockholder rights plan are outlined in a letter that will be mailed to all Company stockholders as of the record date. In addition, a copy of the rights plan will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K.

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men's and women's health using its proprietary drug delivery technologies. LPCN 1021 demonstrated positive efficacy and safety results in Phase 3 testing, is targeted for testosterone replacement therapy and has a NDA under review with the FDA. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone replacement therapy product with once daily dosing, that is currently in Phase 2 testing, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate product indicated for the prevention of recurrent preterm birth with orphan drug designation, that is currently in Phase 1 testing.

Forward-Looking Statements

This release contains “forward looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts relating to the Lipocine’s common stock and preferred stock, the FDA review process relating to our product candidates and the outcome of such process, clinical trials, the potential uses and benefits of the Lipocine’s product candidates, product development and commercialization efforts and the projected timing and outcome of regulatory filings and actions. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks related to our products, expected product benefits, clinical and regulatory expectations and plans, regulatory developments and requirements, risks related to the FDA’s review of our NDA for LPCN 1021, the receipt of regulatory approvals, the results of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, the risks related to market conditions for Lipocine’s common stock and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

Contact:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

Email: mb@lipocine.com

John Woolford

Phone: (443) 213-0500

john.woolford@westwicke.com